Exhibit 99.1

Leading Brazilian Environmental and Industrial Solutions Provider Ambipar Response to Become Publicly Traded on NYSE via SPAC Merger with HPX Corp.

•	Ambipar Response is an independent division of Ambipar Group that provides environmental and industrial services to over 10 thousand customers across 16 countries, delivered through 216 service centers and by more than 2,200 employees as of December 2021
•	After HPX Corp. shareholder approval and closing of the transaction, the combined company is expected to have a pro-forma enterprise value of approximately $581 million and a pro-forma implied market capitalization of approximately $798 million, assuming no redemptions from HPX Corp. shareholders
•	The transaction is expected to provide Ambipar Response with a minimum of $168 million of already committed gross proceeds to fuel its organic and inorganic growth
•	HPX Corp. is a SPAC sponsored by well-known executives with extensive operational and financial experience, having successfully led global companies and leading Brazilian businesses

New York, NY and São Paulo, Brazil – July 6th, 2022 – Emergência Participações S.A., a leading environmental and industrial service provider in Brazil with a global presence, announced today that it has entered into a definitive business combination agreement with HPX Corp. (“HPX”) (NYSE: HPX), a special purpose acquisition company focused on Brazil ("Business Combination"). Upon closing of the Business Combination, Ambipar Emergency Response (“Ambipar Response”), a newly incorporated Cayman Islands exempted company that will hold the business of Emergência Participações S.A., is expected to become publicly listed on the NYSE under the ticker symbol “AMBI.”

Ambipar Participações e Empreendimentos S.A. (“Ambipar Group”) (B3: AMBP3), currently the sole shareholder of Emergência Participações S.A., will remain a majority shareholder of Ambipar Response with an approximate 50% equity stake in Ambipar Response following the closing of the Business Combination and assuming no redemptions from HPX’s existing public shareholders, and up to 72% in case of total redemptions of HPX existing public shareholders.

Founded in 1995 by Tercio Borlenghi Jr, Ambipar Response provides a wide range of emergency, environmental and industrial services to a diversified client base in logistics, chemical, oil and gas, mining and industrial sectors. Ambipar Response expects to earn net revenues of approximately R$1.7 billion in 2022 and EBITDA of R$436 million, equivalent to US$325 million and US$81.8 million, respectively, if translated by the current USD - BRL exchange rate of$1.00 – R$5.33. Headquartered in São Paulo, Brazil, Ambipar Response has a portfolio of over 10,000 customers with long-standing relationships in a variety of sectors and geographies, including North America (U.S., Canada), Europe (mainly UK), LatAm (Chile, Colombia, Peru, among others), and Brazil. Over the last two years, Ambipar Response has achieved significant growth, including in the North American market, and has identified significant opportunities for continued expansion in all geographies, with a particular focus in the United States.

“I am excited to engage in this business combination with HPX, which will provide not only the funding for Ambipar Reponse’s continued growth but also the opportunity to leverage on the extensive operational and financial expertise of HPX’s sponsors to accelerate our international expansion, and become one of the leading companies globally in the environmental and industrial services space” said Tercio Borlenghi Jr., Ambipar Group’s founder.

“The opportunity to partner with Ambipar Response perfectly fits the investment criteria that we defined in our IPO in 2020. Ambipar Response is an industry leader in Brazil, with an extensive runway to continue to consolidate the fragmented environmental services industry worldwide. With its operating expertise and acumen to acquire and develop strategic companies across new geographies, we believe Ambipar Response can grow rapidly and become a global leader in its market” said Carlos Piani, HPX’s Chief Executive and Financial Officer.

Transaction Overview

The business combination values Ambipar Response at an implied US$581 million enterprise value and a pro forma equity value of approximately US$798 million, assuming no redemptions. Ambipar Group will receive shares of HPX as consideration and the transaction is expected to provide Ambipar Response with at least US$168 million in gross proceeds through committed PIPE subscriptions and non-redemption agreements by high-profile institutional investors and high net-worth individuals, including Opportunity, Constellation, XP and Ambipar Group. The proceeds will be used to accelerate Ambipar Response’s organic and inorganic growth. In addition, Ambipar Group has agreed to a three-year lockup on its rollover shares and HPX’s sponsor has agreed to a three-year lockup on its founder shares.

Assuming a total capitalization of US$415 million, with no redemptions from HPX Corp. shareholders, the economic ownership structure following the Business Combination is expected to be approximately: 50% Ambipar Group, 48% PIPE and HPX public shareholders, and 2% HPX sponsor. In connection with the Business Combination, Ambipar Response will adopt a dual-class share structure pursuant to which Ambipar Group will hold Class B ordinary shares, which provide 10 votes per share, but are otherwise identical to the Class A ordinary shares issued to all other shareholders in connection with the Business Combination. Upon completion of the Business Combination, Ambipar Group is expected to hold at least a majority of the voting rights in Ambipar Reponse.

The Business Combination, which has been approved by the Board of Directors of Ambipar Group and HPX, is expected to close during the second half of 2022, subject to the approval of the shareholders of HPX and other customary closing conditions.

Investor Presentation and Webcast

More information, including an investor presentation, is accessible in the investor sections of ambipar.com and hpxcorp.com. Additional information about the proposed Business Combination, including a copy of the Business Combination Agreement and investor presentation, will be provided in a Current Report on Form 8-K that will be filed by HPX with the U.S. Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov.

HPX will host a conference call will on July 6th at 10 am ET (11 am BRT), which can be accessed at HPX Call (English).

Ambipar will hold a separate conference call on July 6th at 8 am ET (9 am BRT), which can be accessed at: Ambipar Call (English) or Ambipar Call (Portuguese).

Advisors

Bank of America Merrill Lynch Banco Múltiplo S.A. is serving as financial advisor to Ambipar Response and Ambipar Group, and BofA Securities, Inc. is serving as the placement agent in connection with the PIPE offering.

Simpson Thacher & Bartlett LLP is serving as U.S. legal advisor to Ambipar Response and Ambipar Group, and Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados is serving as Brazilian legal advisor to Ambipar Response and Ambipar Group.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as U.S. legal advisor to HPX, Greenberg Traurig, LLP is serving as legal advisor on certain international diligence matters for HPX and BRZ Advogados as legal advisor on Brazilian matters.

Shearman & Sterling LLP is acting as legal advisor to BofA Securities, Inc. in its capacity as the placement agent.

About Ambipar Response

Ambipar Response is a leading environmental solutions service provider in Brazil with a global presence, with expected 2022 net revenue of approximately R$1.7 billion. Ambipar Response is present in 16 countries with 216 service centers. The company was founded in 1995 Tercio Borlenghi Jr. For more information, visit ambipar.com.

About HPX

HPX (NYSE: HPX) is a special purpose acquisition company that, since its $253 million initial public offering on NYSE in July 2020, has sought to combine its business with a Brazil-based company in an industry which would benefit from long-term growth in the Brazilian economy, with an international expansion plan as part of its overall growth strategy and that could benefit from HPX’s management team’s experience in operating in global markets. HPX’s sponsor is HPX Capital Partners LLC, which is controlled by Bernardo Hees and Rodrigo Xavier, both co-chairmen of HPX’s board of directors, and Carlos Piani, HPX’s CEO and CFO. For more information, visit hpxcorp.com.

About Ambipar Group

Ambipar Participações e Empreendimentos S.A. is a holding company founded in 1995 by Mr. Tercio Borlenghi Junior and operates into two service divisions: Response and Environment. Ambipar Group became a publicly-traded company in 2020 by listing on the Brazilian stock exchange (B3: AMBP3).

Forward-Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, expectations and timing related to commercial product launches, potential benefits of the transaction and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Ambipar Response’s and HPX’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Ambipar Response and HPX. These forward-looking statements are subject to a number of risks and uncertainties, including those factors discussed in HPX’s final prospectus that forms a part of HPX’s Registration Statement on Form S-1 (Reg No. 333-239486), filed with the SEC pursuant to Rule 424(b)(4) on July 15, 2020 (the “Prospectus”) under the heading “Risk Factors,” and other documents of HPX filed, or to be filed, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither HPX nor Ambipar Response presently know or that HPX and Ambipar Response currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect HPX’s and Ambipar Response’s expectations, plans or forecasts of future events and views as of the date of this press release. HPX and Ambipar Response anticipate that subsequent events and developments may cause HPX’s or Ambipar Response’s assessments to change. However, while HPX and Ambipar Response may elect to update these forward-looking statements at some point in the future, HPX and Ambipar Response specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing HPX’s or Ambipar Response’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information About the Proposed Business Combination and Where to Find It

The proposed Business Combination will be submitted to the shareholders of HPX for their consideration. HPX intends to file a registration statement on Form F-4 (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to HPX’s shareholders in connection with HPX’s solicitation for proxies for the vote by HPX’s shareholders in connection with the proposed Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued in connection with the completion of the proposed Business Combination. After the Registration Statement has been filed and declared effective, HPX will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Business Combination. HPX's shareholders and other interested persons are advised to read, once available, the preliminary proxy statement / prospectus and any amendments thereto and, once available, the definitive proxy statement / prospectus, in connection with HPX's solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Business Combination, because these documents will contain important information about HPX, Ambipar Response and the proposed Business Combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed Business Combination and other documents filed with the SEC by HPX, without charge, at the SEC's website located at www.sec.gov or by directing a request to 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE BUSINESS COMBINATION OR ANY SECURITIES OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION PROVIDED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Participants in the Solicitation

HPX, Ambipar Response and certain of their respective directors, executive officers and other members of management, employees and consultants may, under SEC rules, be deemed to be participants in the solicitations of proxies from HPX’s shareholders in connection with the proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of HPX’s shareholders in connection with the proposed Business Combination will be set forth in HPX’s proxy statement / prospectus when it is filed with the SEC. You can find more information about HPX’s directors and executive officers in the Prospectus. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the Registration Statement when it becomes available. Shareholders, potential investors and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a “solicitation” (as defined in Section 14 of the Securities Exchange Act of 1934, as amended); it does it constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Investor Relations Contact

ir@hpxcorp.com

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